AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amended and Restated Employment Agreement, dated as of November 17, 2009, by and between Supertel Hospitality, Inc., a Virginia corporation with its principal place of business located at 309 North 5th Street, Norfolk, Nebraska 68701 (the “Employer”) and David L. Walter, an individual (the “Employee”).

WHEREAS, the Employer and the Employee previously entered into an employment agreement dated June 30, 2008, and desire to restate and amend such agreement (the “Prior Agreement”) on the terms set forth herein;

NOW, THEREFORE, for and in consideration of the premises, covenants, conditions and obligations thereafter set forth, the parties hereto agree to amend and restate the Prior Agreement in certain respects and otherwise continue the terms and conditions of the Prior Agreement as follows:

Section 1.  Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

Section 2.  Duties. The Employee will be employed as Senior Vice President and Treasurer of the Employer, or such other positions to which he may be appointed by the Board of Directors. The Employee will perform the duties attendant to his executive position with the Employer. The Employee agrees to devote his full time and best efforts to the performance of his duties to the Employer. The Employee shall be permitted to participate in charitable activities and accept positions on the boards of non-profit entities.

Section 3.  Term. The term of employment of the Employee hereunder will continue until terminated by either party at any time, subject to any prior notices and other terms of this Agreement.

Section 4.  Compensation and Benefits. In consideration for the services of the Employee hereunder, the Employer will compensate the Employee as follows:

(a)

Base Salary. Until the termination of the Employee’s employment hereunder, the Employer will pay the Employee, bi-weekly in arrears, a base salary (the “Base Salary”) established by the Compensation Committee of Employer’s Board of Directors which Base Salary will be reviewed by the Employer annually. The Employee’s Base Salary as of the date of this Agreement shall be $11,250 per month, resulting in Base Salary of $135,000 per year.

(b)	Bonus. The Employer will consider the Employee for cash bonuses on an annual basis. Any such bonus will be based on the recommendation of Employer’s Compensation Committee of the board of directors.
(c)

Stock Options. Pursuant to the Employer’s Stock Plan, the Employer will consider the Employee for option grants and other equity awards on an annual basis. Any such grants will be made in the sole discretion of Employer’s Compensation Committee of the Board of Directors.

(d)

Vacation. The Employee will be entitled to 4 weeks of paid vacation per year at the reasonable and mutual convenience of the Employer and the Employee. Accrued vacation not taken in any calendar year will not be carried forward or used in any subsequent year except as otherwise provided in Employer policy as then may be applicable generally to executives.

Section 5.  Expenses. The Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, may be required to make payments for travel and similar expenses. The Employer will reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder. The Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

Section 6.  Termination.

(a)	Termination For Cause. Employer may terminate Employee’s employment for Cause (as defined below) immediately upon written notice to the Employee.
(b)	Termination Without Cause. The Employer may terminate Employee’s employment at any time without Cause in its sole discretion, upon 30 days written notice to Employee.
(c)

Death or Disability. Employee’s employment will terminate upon the death of the Employee and, at the option of the Employer, in the event of the Employee’s disability, upon 30 days written notice to the Employee. The Employee will be deemed disabled if he is unable to perform his duties hereunder for a period of sixty consecutive days on account of injury or sickness. Any refusal by the Employee to submit to a medical examination for the purpose of certifying disability under this Section 6(c) will be deemed conclusively to constitute evidence of the Employee’s disability.

(d)

Payments Upon Termination Prior to Change of Control or Upon Death or Disability. If Employee’s employment is terminated prior to a Change in Control (as defined below), or upon death or disability pursuant to Section 6(c), the Employee will not be entitled to any compensation upon termination, except for (i) any portion of his Base Salary for the month of termination accrued but unpaid to the end of the month of termination, (ii) to the extent not taken, the unused portion of his annual vacation to the date of termination, and (iii) expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

(e)

Payments Upon Termination Following Change in Control. If during the one year immediately following a Change in Control, the Employee’s employment with the Employer is terminated without Cause or is terminated by the Employee for Good Reason (as defined below), Employer shall pay Employee, for twelve months, an amount equal to the greater of Employee’s Base Salary as in effect (i) at the time of termination or (ii) immediately prior to the Change in Control. Such payments shall be paid at the times Employee would have been paid Base Salary had the employment not been terminated.

(f)

Additional Matters. Employee accepts the payments as specified herein as full satisfaction of all amounts owed to Employee by Employer pursuant to this Agreement in the event of Employee’s termination. Upon termination of Employee’s employment for any reason:

(i)	The vesting, exercise and all of the terms of any equity awards and stock options held by Employee at termination shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; and

(ii)	All other rights of Employee under any other compensatory or benefit plan shall be governed by such plan.
(g)	Section 6 Definitions. For purposes of this Agreement, a termination will be for Cause if:
(i)	the Employee commits an unlawful or criminal act (A) involving moral turpitude or (B) resulting in a financial loss to Employer; or
(ii)

the Employee (A) fails to obey written directions delivered to Employee by the Employer’s Board of Directors or Chief Executive Officer, or (B) commits a material breach of any of the covenants, terms and provisions hereof, and in either case such failure or breach continues for more than three days after receipt by the Employee of written notice of such failure or breach.

“Change of Control” shall mean:

(iii)

The acquisition (other than from the Employer) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Act”), (excluding any acquisition or holding by (i) the Employer or its subsidiaries or (ii) any employee benefit plan of the Employer or its subsidiaries which acquires beneficial ownership of voting securities of the Employer) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Employer’s then outstanding voting securities entitled to vote generally in the election of directors; or

(iv)

Individuals who, as of the date hereof, constitute the Board of Directors of Employer (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Employer’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(v)

Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Employer’s then outstanding voting securities, or a liquidation or dissolution of the Employer or of the sale of all or substantially all of the assets of the Employer.

“Good Reason” shall mean the occurrence of one of the following events, without the Employee’s prior written consent, provided such event is not corrected within 15 days following the Board of Directors’ receipt of written notice from Employee of Employee’s intention to terminate his employment with the Employer for Good Reason:

(i)	a material diminution in the Employee’s duties or responsibilities or any material demotion from the Employee’s current position with the Employer;
(ii)

a requirement that the Employee work principally from a location outside the 25 mile radius from the Employer’s headquarters address as of the date of this agreement, except for required travel on the Employer’s business to the extent substantially consistent with the Employee’s business travel obligations on the date hereof;

(iii)	a material reduction in the Employee’s Base Salary as in effect immediately prior to the Change in Control; or
(iv)

the failure of the Employer to obtain an agreement from any successor or assign of the Employer to assume and agree to adopt this Agreement for a period of at least one year from the Change in Control.

Section 7.  Confidential Information. The Employee recognizes and acknowledges that certain assets of the Employer and its affiliates, including without limitation information regarding methods of operation, proprietary computer programs, sales, products, profits, costs, markets and key personnel (hereinafter called “Confidential Information”) are valuable, special and unique assets of the Employer and its affiliates. The Employee will not, during or after his term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach of the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee will deliver to the Employer all documents and data pertaining to the Confidential Information and will not take with him any documents or data or any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

Section 8.  Noncompetition. During the term hereof and during the period Employee receives payments under Section 6(e), the Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which (A) relate to the economy motel business (the “Designated Industry”) and (B) were either conducted by the Employer prior to the Employee’s termination or proposed to be conducted by the Employer at the time of such termination, (ii) divert to any competitor of the Employer in the Designated Industry any business opportunity of the Employee, or (iii) solicit or encourage any officer, employee, or consultant of the Employer to leave its employ for employment by or with any competitor of the Employer in the Designated Industry. The Employee’s noncompetition obligations hereunder will not preclude the Employee from owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. The Employee will continue to be bound by the provisions of this Section 8 until their expiration and will not be entitled to any compensation from the Employer with respect thereto. If at any time the provisions of this Section 8 will be determined to be invalid or unenforceable, by reason of being vague or unreasonably as to area, duration or scope of activity, this Section 8 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 8 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

Section 9.  General.

(a)

Notices. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice of communication will have specified to the other party hereto in accordance with this Section 9:

If to the Employer, to:

Supertel Hospitality, Inc.

309 North 5th Street

Norfolk, NE 68701

If to the Employee, to:

David L. Walter

Norfolk, NE

(b)

Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under Section 7 and 8 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(c)

Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired.

(d)

Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f)	Assigns. This Agreement will be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto.
(g)

Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, including the Prior Agreement, and will not be amended except by a written instrument signed by each of the parties hereto.

(h)	Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Nebraska.

(i)

Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the extent possible so that the payments set forth herein either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or shall comply with the requirements of such provision; provided however that in no event shall the Employer be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A. To the extent that any amount payable pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Employee’s “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h)(1), from the Employer (“Separation from Service”), the Employee is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Employer, then such 409A Payment shall not be made to the Employee earlier than the earlier of (i) six (6) months after the Employee’s Separation from Service; or (ii) the date of Employee’s death. The 409A Payment under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, with interest (compounded monthly) at the prime rate reported by the Wall Street Journal on the date the payment otherwise would have been made, on the first business day following the end of the six (6) month period or following the date of the Employee’s death, whichever is earlier. The Employee hereby acknowledges that Employee has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Employee of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and applicable federal and state tax law. Employee hereby agrees to bear the entire risk of any such adverse federal and state tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Section 409A, and that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable state income tax laws. If payments under Section 6(c) constitute 409A Payment, references within Section 6(c) and this Section 9(i) to termination of employment or similar language shall mean Employee’s “separation from service” as defined in Treas. Reg. Section 1.409A-1(h), including the default presumptions thereunder. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

Supertel Hospitality, Inc.

/s/ David L. Walter	By:	/s/ Kelly A. Walters
Employee	Kelly A. Walters, President and Chief Executive Officer